Exhibit 99.1

For Immediate Release

   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

Michael A. Gerlich, Chief Financial Officer

713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott, Dennard▪Lascar Associates:                                                 713-529-6600 / lelliott@DennardLascar.com

GASTAR EXPLORATION ANNOUNCES

FIRST QUARTER 2016 RESULTS

HOUSTON, May 5, 2016 - Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar” or the “Company”) today reported financial and operating results for the three months ended March 31, 2016.

Net loss attributable to Gastar’s common stockholders for the first quarter of 2016 was $73.5 million, or a loss of $0.93 per share. Adjusted net loss attributable to common stockholders for the first quarter of 2016 was $17.7 million, or a loss of $0.22 per share, excluding the impact of a $48.5 million non-cash, pre-tax ceiling test impairment charge, a $6.5 million loss resulting from the mark-to-market of outstanding hedge positions and other special items.  This compares to a first quarter 2015 net loss of $3.0 million, or $0.04 per share, and first quarter 2015 adjusted net loss of $7.3 million, or $0.09 per share, excluding the impact of a $4.3 million gain resulting from the mark-to-market of outstanding hedge positions. (See the accompanying reconciliation of net loss to net loss excluding special items at the end of this news release.)

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization (“adjusted EBITDA”) for the first quarter of 2016 was $10.7 million, a decrease of 47% compared to $20.0 million for the first quarter of 2015.  (See the accompanying reconciliation of net loss to adjusted EBITDA, a non-GAAP number, at the end of this news release.)

Revenues from the sale of oil, condensate, natural gas and natural gas liquids (“NGLs”), before the gain on commodity derivatives contracts, declined 40% to $14.5 million in the first quarter of 2016 from $24.1 million in the first quarter of 2015, and declined 18% from $17.8 million in the fourth quarter of 2015.  The reduction in oil, condensate, natural gas and NGLs revenues (excluding the impact of hedging activities) from the first quarter of 2015 to the first quarter of 2016 primarily resulted from a 43% decrease in weighted average realized equivalent prices slightly offset by a 6% increase in production equivalent volumes. The decrease from fourth quarter 2015 revenues was due to a 6%

decrease in production equivalent volumes combined with a 13% decrease in equivalent product pricing.

Revenues from liquids (oil, condensate and NGLs) represented approximately 72% of total production revenues in the first quarter of 2016, which was flat compared to the first quarter of 2015 and down from 84% in the fourth quarter of 2015.  We had hedges in place covering approximately 45% of our natural gas production, 27% of our oil and condensate production and 38% of our NGLs production for the first quarter of 2016.  Commodity derivative contracts settled during the period resulted in a $6.8 million increase in revenue for the first quarter of 2016, compared to a $6.0 million increase in revenue for the first quarter of 2015 and a $7.7 million increase in revenue for the fourth quarter of 2015.  During the first quarter of 2016, we monetized all of our put spread and other hedge positions covering the production months April through July 2016 for net proceeds of $3.1 million and subsequent to quarter end, we added costless collar hedge positions covering 1,500 barrels of oil per day for the same period.  We continue to maintain an active hedging program covering a portion of estimated future production, which is reported in our periodic filings with the U.S. Securities and Exchange Commission (“SEC”).

Average daily production for the first quarter of 2016 was 13,200 barrels of oil equivalent per day (“Boe/d”) (on a 6:1 gas (Mcf) to liquids (barrel) equivalent basis) as compared to 12,600 Boe/d in the first quarter of 2015 and 14,000 Boe/d in the fourth quarter of 2015. First quarter 2016 includes average daily production of 7,100 Boe/d attributable to our Appalachian Basin Properties, substantially all of which were recently sold.  Oil, condensate and NGLs as a percentage of production volumes were 56% in the first quarter of 2016 compared to 52% in the first quarter of 2015 and 56% in the fourth quarter of 2015.

J. Russell Porter, Gastar's President and CEO, commented, “The exceptionally poor price realizations for all of our first quarter 2016 production severely impacted our revenue and cash flow compared to a year ago, despite higher production volumes.  Oil prices have improved in the second quarter of 2016, however we plan to maintain our current limited capital expenditure plan for 2016 until we see sustained improvement in oil prices or substantially enhance our liquidity position.  Now that our second test of the Meramec Shale formation in the Mid-Continent STACK Play has been completed, our capital expenditures in 2016 will be focused on participating in select non-operated wells to further de-risk our acreage while preserving capital and maintaining our STACK Play leasehold position.”

“We are encouraged by the early flow-back results of our recently completed Holiday Road 2-1H Meramec well in Kingfisher County, Oklahoma and the continued solid performance of our Deep River 30-1H well, our first operated Meramec Shale test well.  The Holiday Road 2-1H has only been on flow back since April 11, 2016, with oil production volumes slowly ramping up while continuing to produce high volumes of completion fluids.  The movement of over 3,000 barrels per day of fluid should be an indication of strong reservoir characteristics.  We expect the well will reach peak initial production rates 60 to 90 days after the initial flow back operations began.”

“With the Appalachian Basin sale now complete and recent improvements in oil prices and equity markets, we have re-assessed whether additional Mid-Continent divestitures are prudent.  Accordingly, we have decided to withdraw our efforts to market a portion of our Mid-Continent acreage in Canadian and Kingfisher Counties, Oklahoma.  Our sales process was impacted by competing acreage that is further developed and de-risked being offered for sale by third parties.  In addition, future operated and non-operated drilling activity within and near our acreage could further de-risk our acreage position and define its value to potential buyers in the future.  We will re-evaluate additional potential asset divestitures at a later date.”

“We expect to have sufficient liquidity to make the upcoming May 2016 interest payment on our senior secured notes and carry out our remaining limited planned 2016 capital expenditure program,” concluded Mr. Porter.

The following table provides a summary of Gastar’s total net production volumes and overall average commodity prices for the three months ended March 31, 2016 and 2015:

	For the Three Months Ended March 31,
	2016	2015
	(In thousands, except per unit amounts)
Net Production:
Oil and condensate (MBbl)	323	367
Natural gas (MMcf)	3,204	3,295
NGLs (MBbl)	346	219
Total net production (MBoe)	1,203	1,135
Net Daily production:
Oil and condensate (MBbl/d)	3.6	4.1
Natural gas (MMcf/d)	35.2	36.6
NGLs (MBbl/d)	3.8	2.4
Total net daily production (MBoe/d)	13.2	12.6
Average sales price per unit:
Oil and condensate per Bbl, including impact of hedging activities (1)	$41.56	$47.50
Oil and condensate per Bbl, excluding impact of hedging activities	$27.27	$41.82
Natural gas per Mcf, including impact of hedging activities (1)	$1.59	$2.58
Natural gas per Mcf, excluding impact of hedging activities	$1.25	$2.03
NGLs per Bbl, including impact of hedging activities (1)	$8.04	$19.10
NGLs per Bbl, excluding impact of hedging activities	$4.90	$9.58
Average sales price per Boe, including impact of hedging activities (1)	$17.71	$26.54
Average sales price per Boe, excluding impact of hedging activities	$12.07	$21.28

_____________________________

(1)	The impact of hedging includes only the gain (loss) on commodity derivative contracts settled during the periods presented.

Lease operating expenses (“LOE”) were $6.1 million for the first quarter of 2016, compared to $6.0 million in the first quarter of 2015 and $5.3 million in the fourth quarter of 2015.  Compared to the fourth quarter of 2015, LOE in the first quarter of 2016 was higher due to new Oklahoma operated wells and increased workover costs partially offset by lower ad valorem taxes.  LOE per barrel of oil equivalent (“Boe”) of production was $5.05 in the first quarter of 2016 versus $5.30 in the first quarter of 2015 and $4.09 in the fourth quarter of 2015, including workover costs.

Depreciation, depletion and amortization expense (“DD&A”) was $13.7 million in the first quarter of 2016, down from $14.5 million in the first quarter of 2015 and $16.9 million in the fourth quarter of 2015.  The DD&A rate for the first quarter of 2016 was $11.41 per Boe compared to $12.75 per Boe for the first quarter of 2015 and $13.19 per Boe in the fourth quarter of 2015.  The decrease in DD&A expense and DD&A rate was the result of lower depreciable costs resulting from prior ceiling impairments.

General and administrative (“G&A”) expense was $5.7 million in the first quarter of 2016 compared to $4.2 million in the first quarter of 2015 and $3.7 million in the fourth quarter of 2015. G&A expense for the first quarter of 2016 included $1.6 million of non-cash stock-based compensation expense, versus $1.5 million in the first quarter of 2015 and $1.1 million in the fourth quarter of 2015.  Excluding stock compensation expense, $275,000 of non-recurring costs related to our Mid-Continent acquisition and $537,000 of severance costs primarily related to property divestments, cash G&A expense was $3.2 million in the first quarter of 2016, up from $2.7 million in the first quarter of 2015 and from $1.8 million in the fourth quarter of 2015 excluding $590,000 of non-recurring Mid-Continent acquisition costs and $310,000 of severance costs related to property divestments. Compared to the fourth quarter of 2015, first quarter 2016 cash G&A was up due to fourth quarter 2015 benefiting from reduced bonus expense adjustment and higher professional fees.

Operations Review and Update

Mid-Continent

The following table provides a summary of Gastar’s Mid-Continent production volumes and average commodity prices for the three months ended March 31, 2016 and 2015:

	For the Three Months Ended March 31,
Mid-Continent	2016	2015
Net Production:
Oil and condensate (MBbl)	277	297
Natural gas (MMcf)	950	797
NGLs (MBbl)	119	96
Total net production (MBoe)	554	527
Net Daily Production:
Oil and condensate (MBbl/d)	3.0	3.3
Natural gas (MMcf/d)	10.4	8.9
NGLs (MBbl/d)	1.3	1.1
Total net daily production (MBoe/d)	6.1	5.9
Average sales price per unit(1):
Oil and condensate (per Bbl)	$30.16	$46.87
Natural gas (per Mcf)	$1.81	$3.18
NGLs (per Bbl)	$10.39	$14.35
Average sales price per Boe(1)	$20.40	$33.91

_____________________________

(1)	Excludes the impact of hedging activities.

Net production from the Mid-Continent area increased to an average of 6,100 Boe/d in the first quarter of 2016, compared to 5,900 Boe/d in the first quarter of 2015 and 6,200 Boe/d in the fourth quarter of 2015.  First quarter 2016 Mid-Continent production consisted of approximately 50% oil, 29% natural gas and 21% NGLs.   The sequential decline in oil production was primarily related to West Edmond Hunton Lime Unit downtime associated with weather and third party pipeline repair coupled with production losses associated to well pump repairs.

In late March 2016, we completed the Holiday Road 2-1H, which was our second well testing the Meramec formation on our Mid-Continent acreage.   The Holiday Road 2-1H was completed with a lateral length of approximately 4,300 feet and 34 frack stages using approximately 12 million pounds of proppant. The well commenced flow back on April 11, 2016.  Oil and natural gas production from the well is gradually increasing with a most recent 24-hour rate of 49 barrels of oil per day, 48 Mcf of natural gas per day and 2,734 barrels of completion fluids recovered per day.  Gastar has a 78.3% working (approximate 63.0% net revenue) interest in the Holiday Road 2-1H well.

We have released the drilling rig to preserve liquidity as we focus our capital on recompletion activity and discretionary non-operated well participation while monitoring commodity prices.

In the Mid-Continent, our net capital expenditures in the first quarter of 2016 totaled $14.9 million, excluding other capitalized costs, comprised of $6.8 million for drilling and completions and $8.1 million for unproved acreage extensions and renewals.  For the remainder of 2016, our capital expenditure budget, excluding other capitalized costs, is $18.6 million, comprised of $6.6 million for drilling, completion and infrastructure costs and $12.0 million for lease renewal and extension costs.  Additionally, we have allocated $2.4 million for capitalized general and administrative costs.  Our capital expenditure budget remains subject to change based upon the commodity price environment and our liquidity position.

Appalachian Basin

The following table provides a summary of Gastar’s Appalachian Basin net production volumes and average commodity prices for the three months ended March 31, 2016 and 2015:

	For the Three Months Ended March 31,
	2016	2015
Marcellus Shale
Net Production:
Oil and condensate (MBbl)	46	70
Natural gas (MMcf)	1,830	2,158
NGLs (MBbl)	227	122
Total net production (MBoe)	578	552
Net Daily Production:
Oil and condensate (MBbl/d)	0.5	0.8
Natural gas (MMcf/d)	20.1	24.0
NGLs (MBbl/d)	2.5	1.4
Total net daily production (MBoe/d)	6.4	6.1
Average sales price per unit (1):
Oil and condensate (per Bbl)	$10.00	$20.27
Natural gas (per Mcf)	$0.98	$1.69
NGLs (per Bbl)	$2.02	$5.82
Average sales price per Boe (1)	$4.71	$10.46

Utica Shale
Net Production:
Natural gas (MMcf)	425	340
Total net production (MBoe)	71	57
Net Daily Production:
Natural gas (MMcf/d)	4.7	3.8
Total net daily production (MBoe/d)	0.8	0.6
Average sales price per unit (1):
Natural gas (per Mcf)	$1.17	$1.53
Average sales price per Boe (1)	$7.00	$9.18

_____________________________

(1)	Excludes the impact of hedging activities.

As previously announced, on April 8, 2016, we completed the sale of substantially all of our producing assets and proved reserves and a significant portion of our undeveloped acreage in the Appalachian Basin.  After certain adjustments (including an adjustment for the assumption by the buyer of approximately $2.8 million in revenue suspense liabilities), cash proceeds from the Appalachian Basin Sale were approximately $76.6 million, subject to certain additional adjustments.

Net production from the Appalachian Basin area averaged 7,100 Boe/d in the first quarter of 2016, compared to 6,800 Boe/d for the first quarter of 2015 and 7,800 Boe/d in the fourth quarter of 2015.

Appalachian Basin first quarter of 2016 equivalent production consisted of 58% natural gas, 7% oil and condensate and 35% NGLs.

In Appalachia, our net capital expenditures in the first quarter of 2016 totaled $800,000, excluding other capitalized costs.

Liquidity

At March 31, 2016, Gastar had approximately $27.0 million in available cash and cash equivalents and $179.6 million in borrowings outstanding and $370,000 in letters of credit issued under its revolving credit facility.  Subsequent to quarter-end, on April 8, 2016, Gastar completed the sale of its Appalachian Basin assets for an adjusted sales price of $76.6 million, subject to certain additional adjustments including revenue suspense funds. In connection with the sale, the borrowing base of Gastar’s revolving credit facility was automatically reduced to $100.0 million as required by the credit agreement and the proceeds were used to reduce outstanding borrowings.  As of May 2, 2016, Gastar had approximately $20.4 million in available cash and cash equivalents and $99.6 million in borrowings outstanding and $370,000 in letters of credit issued under its revolving credit facility.

At March 31, 2016, we were in compliance with all financial covenants under the revolving credit facility. We may, however, need to request a waiver of compliance with, or amendment to, certain of our financial covenants by year-end 2016, which may not be received. The absence of such relief could result in significant adverse consequences and require us to pursue various alternatives.

Guidance for Second Quarter 2016

Our guidance for the second quarter of 2016 is provided in the table below and represents the Company's best estimate of the range of likely future results.   Guidance could be affected by the factors described below in "Forward-Looking Statements."

Production	Second Quarter 2016

Net average daily (MBoe/d)(1)	6.0 – 6.4 68% - 75% 3.6% - 4.0% $8.25 - $8.75 $0.06 - $0.10 $5.50 - $6.00	6.0 – 6.4	68% - 75%	3.6% - 4.0%	$8.25 - $8.75	$0.06 - $0.10	$5.50 - $6.00
6.0 – 6.4
68% - 75%

3.6% - 4.0%
$8.25 - $8.75
$0.06 - $0.10
$5.50 - $6.00
Liquids percentage	68% - 72%

Cash Operating Expenses
Production taxes (% of production revenues)	3.0% - 3.5%
Lease operating ($/Boe)	$8.10 - $8.60
Transportation, treating & gathering ($/Boe)	$0.14 - $0.20
Cash general & administrative ($/Boe)	$5.25 - $5.75

________________

(1)Based on equivalent of 6 thousand cubic feet (Mcf) of natural gas to one barrel of oil, condensate or NGLs.

Conference Call

Gastar has scheduled a conference call for 9:30 a.m. Eastern Time (8:30 a.m. Central Time) on Friday, May 6, 2016.  Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 1-412-902-0030 at least 10 minutes before the call. A telephone replay will be available through May 13 by dialing 1-201-612-7415 and using the conference ID:13635524.

By Webcast:

Visit the Investor Relations page of Gastar's website at www.gastar.com under “Events & Presentations.” Please log on a few minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

For more information, please contact Donna Washburn at Dennard-Lascar Associates at 713-529-6600 or e-mail dwashburn@DennardLascar.com.

About Gastar Exploration

Gastar Exploration Inc. is an independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. In Oklahoma, Gastar is developing the primarily oil-bearing reservoirs of the Hunton Limestone horizontal play and is testing other prospective formations on the same acreage, including the Meramec Shale and the Woodford Shale, which is referred to as the STACK Play and emerging prospective plays in the shallow Oswego formation and in the Osage formation, a deeper bench of the Mississippi Lime located below the Meramec Shale. For more information, visit Gastar's website at www.gastar.com.

Forward Looking Statements

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in natural gas and oil drilling and production activities, including risks with respect to continued low or further declining prices for natural gas and oil  that could result in further downward revisions to the value of proved reserves or otherwise cause Gastar to further delay or suspend planned drilling and completion operations or reduce production levels which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and continued low or further declining prices for natural gas and oil; risks regarding Gastar’s ability to meet financial covenants under its indenture or credit agreements or the ability to obtain amendments or waivers to effect such compliance; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to our ability to integrate acquired assets with ours and to realize the anticipated benefits from such acquisitions; and other risks described in Gastar’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings with the SEC, available at the SEC’s website at www.sec.gov.  Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

Targeted expectations and guidance for the second quarter 2016 are based upon the current second quarter 2016 planned capital expenditures budget, which may be subject to revision and reevaluation dependent upon future developments, including drilling results, availability of crews, supplies and production capacity, weather delays, significant changes in commodities prices or drilling costs and our liquidity position.

Unless otherwise stated herein, equivalent volumes of production and reserves are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value.  Our NGLs are sold as part of our wet gas subject to an incremental NGLs pricing formula based upon a percentage of NGLs extracted from our wet gas production.  Our reported production volumes reflect incremental post-processing NGLs volumes and residual gas volumes with which we are credited under our sales contracts.

- Financial Tables Follow –

GASTAR EXPLORATION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2016	2015
	(in thousands, except share and per share data)
REVENUES:
Oil and condensate	$8,813	$15,353
Natural gas	4,018	6,700
NGLs	1,695	2,096
Total oil, condensate, natural gas and NGLs revenues	14,526	24,149
Gain on commodity derivatives contracts	285	10,223
Total revenues	14,811	34,372
EXPENSES:
Production taxes	705	840
Lease operating expenses	6,079	6,019
Transportation, treating and gathering	613	497
Depreciation, depletion and amortization	13,729	14,471
Impairment of oil and natural gas properties	48,497	—
Accretion of asset retirement obligation	105	125
General and administrative expense	5,675	4,248
Total expenses	75,403	26,200
(LOSS) INCOME FROM OPERATIONS	(60,592)	8,172
OTHER INCOME (EXPENSE):
Interest expense	(9,298)	(7,561)
Investment income and other	33	3
(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES	(69,857)	614
Provision for income taxes	—	—
NET (LOSS) INCOME	(69,857)	614
Dividends on preferred stock	(3,618)	(3,618)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(73,475)	$(3,004)
NET LOSS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(0.93)	$(0.04)
Diluted	$(0.93)	$(0.04)
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	78,788,133	77,114,826
Diluted	78,788,133	77,114,826

GASTAR EXPLORATION INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2016	2015
	(Unaudited)
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,950	$50,074
Accounts receivable, net of allowance for doubtful accounts of $0, respectively	11,905	14,302
Commodity derivative contracts	7,767	15,534
Prepaid expenses	4,956	5,056
Total current assets	51,578	84,966
PROPERTY, PLANT AND EQUIPMENT:
Oil and natural gas properties, full cost method of accounting:
Unproved properties, excluded from amortization	103,221	92,609
Proved properties	1,292,089	1,286,373
Total oil and natural gas properties	1,395,310	1,378,982
Furniture and equipment	3,072	3,068
Total property, plant and equipment	1,398,382	1,382,050
Accumulated depreciation, depletion and amortization	(1,115,342)	(1,053,116)
Total property, plant and equipment, net	283,040	328,934
OTHER ASSETS:
Commodity derivative contracts	8,309	9,335
Deferred charges, net	1,667	985
Advances to operators and other assets	629	331
Other	4,944	4,944
Total other assets	15,549	15,595
TOTAL ASSETS	$350,167	$429,495
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,942	$2,029
Revenue payable	9,812	5,985
Accrued interest	10,660	3,730
Accrued drilling and operating costs	2,102	2,010
Advances from non-operators	147	167
Commodity derivative premium payable	1,723	3,194
Asset retirement obligation	89	89
Other accrued liabilities	6,053	6,764
Total current liabilities	37,528	23,968
LONG-TERM LIABILITIES:
Long-term debt	496,927	516,476
Commodity derivative contracts	-	451
Commodity derivative premium payable	2,339	2,788
Asset retirement obligation	6,111	5,997
Total long-term liabilities	505,377	525,712
Commitments and contingencies (Note 11)
STOCKHOLDERS’ EQUITY:
Preferred stock, 40,000,000 shares authorized
Series A Preferred stock, par value $0.01 per share; 10,000,000 shares designated; 4,045,000 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively, with liquidation preference of $25.00 per share	41	41
Series B Preferred stock, par value $0.01 per share; 10,000,000 shares designated; 2,140,000 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively, with liquidation preference of $25.00 per share	21	21
Common stock, par value $0.001 per share; 275,000,000 shares authorized; 81,837,274 and 80,024,218 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	82	80
Additional paid-in capital	572,867	571,947
Accumulated deficit	(765,749)	(692,274)
Total stockholders’ equity	(192,738)	(120,185)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$350,167	$429,495

GASTAR EXPLORATION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2016	2015
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(69,857)	$614
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	13,729	14,471
Impairment of oil and natural gas properties	48,497	—
Stock-based compensation	1,633	1,526
Mark to market of commodity derivatives contracts:
Total gain on commodity derivatives contracts	(285)	(10,223)
Cash settlements of matured commodity derivatives contracts, net	8,158	5,277
Amortization of deferred financing costs	990	822
Accretion of asset retirement obligation	105	125
Changes in operating assets and liabilities:
Accounts receivable	636	14,279
Prepaid expenses	100	275
Accounts payable and accrued liabilities	11,475	5,957
Net cash provided by operating activities	15,181	33,123
CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of oil and natural gas properties	(12,825)	(46,121)
Advances to operators	(69)	(1,753)
Acquisition of oil and natural gas properties	127	—
Proceeds from sale of oil and natural gas properties	-	2,008
Payments to non-operators	(20)	(795)
Purchase of furniture and equipment	(4)	(3)
Net cash used in investing activities	(12,791)	(46,664)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	-	25,000
Repayment of revolving credit facility	(20,370)	(5,000)
Dividends on preferred stock	(3,618)	(3,618)
Deferred financing charges	(815)	(281)
Tax withholding related to restricted stock and performance based unit award vestings	(711)	(1,425)
Net cash (used in) provided by financing activities	(25,514)	14,676
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(23,124)	1,135
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	50,074	11,008
CASH AND CASH EQUIVALENTS, END OF PERIOD	$26,950	$12,143

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management.  These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.  A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net Loss to Net Loss Excluding Special Items:

	For the Three Months Ended March 31,
	2016	2015
	(in thousands, except share and per share data)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(73,475)	$(3,004)
SPECIAL ITEMS:
Losses (gains) related to the change in mark to market value for outstanding commodity derivatives contracts	6,497	(4,252)
Impairment of oil and natural gas properties	48,497	—
Non-recurring general and administrative costs related to acquisition of assets	275	—
Non-recurring severance costs related to property divestments	537	—

ADJUSTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(17,669)	$(7,256)

ADJUSTED NET LOSS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(0.22)	$(0.09)
Diluted	$(0.22)	$(0.09)
WEIGHTED AVERAGE SHARES OF COMMON STOCK
Basic	78,788,133	77,114,826
Diluted	78,788,133	77,114,826

Reconciliation of Cash Flows before Working Capital Changes                                                      and as Adjusted for Special Items:

	For the Three Months Ended March 31,
	2016	2015
	(in thousands, except share and per share data)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(69,857)	$614
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	13,729	14,471
Impairment of oil and natural gas properties	48,497	-
Stock-based compensation	1,633	1,526
Mark to market of commodity derivatives contracts:
Total gain on commodity derivatives contracts	(285)	(10,223)
Cash settlements of matured commodity derivatives contracts, net	8,158	5,277
Amortization of deferred financing costs	990	822
Accretion of asset retirement obligation	105	125
Cash flows from operations before working capital changes	2,970	12,612
Dividends on preferred stock	(3,618)	(3,618)
Non-recurring general and administrative costs related to acquisition of assets	275	—
Non-recurring severance costs related to property divestments	537	—
Adjusted cash flows from operations	$164	$8,994

Reconciliation of Net Loss to Adjusted Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization ("Adjusted EBITDA"):

	For the Three Months Ended March 31,
	2016	2015
	(in thousands, except share and per share data)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(73,475)	$(3,004)
Interest expense	9,298	7,561
Depreciation, depletion and amortization	13,729	14,471
Impairment of oil and natural gas properties	48,497	—
EBITDA	(1,951)	19,028
Dividend expense	3,618	3,618
Accretion of asset retirement obligation	105	125
Losses (gains) related to the change in mark to market value for outstanding commodity derivatives contracts	6,497	(4,252)
Non-cash stock compensation expense	1,633	1,526
Investment income and other	(33)	(3)
Non-recurring general and administrative costs related to acquisition of assets	275	—
Non-recurring severance costs related to property divestments	537	—

Adjusted EBITDA	$10,681	$20,042

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